Exhibit 23.1

April 1, 2013

CONSENT OF PINNACLE ENERGY SERVICES, L.L.C.

We consent to the references to our firm in the form and context in which they appear in the Form 10-K Annual Report of Richfield Oil & Gas Company (the “Annual Report”). We hereby further consent to the inclusion in the Annual Report of estimates of oil and gas reserves contained in our report entitled:

Reserves and Engineering Evaluation

Richfield Oil & Gas Company

Year-End 2012 – SEC Pricing

and to the inclusion of our report dated January 18, 2013 as an exhibit to the Annual Report

PINNACLE ENERGY SERVICES, L.L.C.

/s/ John Paul Dick, P.E.

John Paul Dick, P.E.
OK PE 20455

PINNACLE ENERGY SERVICES, LLC
OK PE Firm License No. CA 4238 PE